Exhibit T3A.9.2
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
NEWCOURT CAPITAL USA INC.

     Pursuant to Section 242 of the Delaware General Corporation Law, it is hereby certified that:
FIRST: The name of the Corporation is NEWCOURT CAPITAL USA INC.
SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State on March 5, 1993.
THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is as follows:
To increase the amount of authorized capital stock.
FOURTH: To accomplish the foregoing amendment, the Fourth Section of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and lieu thereof a new Fourth Section is added to read as follows:
FOURTH: Authorized Capital Stock. The authorized capital stock of the Corporation shall be 100,000 shares of common stock, each share having a par value of $1.00.
FIFTH: The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the consent in writing of all of the members of the Board of Directors of the Corporation, followed by the unanimous written consent of the holders of all of the issued and outstanding shares of the Corporation.
     IN WITNESS WHEREOF the undersigned have subscribed this document on the 31st day of August, 1993, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by them and are true and correct.

/s/ John Wehner
Name:	John Wehner,
Title:	President

     Attest:

/s/ James C. Johnson
Name:	James C. Johnson
Title:	Secretary